Exhibit (8)(C)

AGREEMENT

Between

T. ROWE PRICE INVESTMENT SERVICES, INC.,

T. ROWE PRICE ASSOCIATES, INC.

and

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

          THIS AGREEMENT, made and entered into as of this ______ day of __________, 2006 by and between Teachers Insurance and Annuity Association of America (hereinafter, the “Company”), a New York domiciled life insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each account hereinafter referred to as the “Account”), T. Rowe Price Associates, Inc. (“Adviser”), on behalf of itself and the Fund (defined below) and T. Rowe Price Investment Services, Inc. (hereinafter the “Underwriter”), a Maryland corporation.

          WHEREAS, the T. Rowe Price Funds listed in Schedule A are corporations organized under the laws of Maryland (the “Fund”) and engage in business as open-end management investment companies; and

          WHEREAS, the Company has issued or will issue certain individual and group annuity contracts designed to fund tax qualified pension plans under Internal Revenue Code Sections 401(a), 403(a), 403(b), 414(d) and 457 (the “Contracts”); and

          WHEREAS, the Account(s) set forth on Schedule A are duly established and maintained as a segregated asset account, established by resolution of the Board of Trustees of the Company, to set aside and invest assets attributable to the aforesaid Contracts; and

          WHEREAS, the Underwriter, which serves as distributor to the Fund, is registered as a broker dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (hereinafter the “1934 Act”), and is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter “NASD”); and

          WHEREAS, the Adviser is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended; and

          WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Funds designated on Schedule A, as it may be amended from time to time by mutual written agreement on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to the Account at net asset value;

          NOW, THEREFORE, in consideration of their mutual promises, the Company, the Underwriter and the Adviser agree as follows:

ARTICLE I. Sale of Fund Shares

          1.1      The Underwriter agrees to sell to the Company those shares of the Funds which the Company orders on behalf of the Account, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Funds.

          1.2      The Underwriter agrees to make shares available for purchase at the applicable net asset value per share by the Company and the Account on those days on which the Fund calculates its net asset value pursuant to rules of the SEC, and the Adviser shall use its best efforts to calculate such net asset value on each day which the New York Stock Exchange (“NYSE”) is open for trading. Notwithstanding the foregoing, the Board of Directors of the Fund (hereinafter the “Board”) may refuse to sell shares of any Funds to any person, or suspend or terminate the offering of shares of any Funds if such action is required by law or by regulatory authorities having jurisdiction, or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Funds.

          1.3      The Underwriter agrees to redeem, on the Company’s request, any full or fractional shares of the Funds held by the Company, ordinarily executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption, except that the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the Investment Company Act of 1940 (“1940 Act”) and any rules thereunder, and in accordance with the procedures and policies of the Fund as described in the then current prospectus.

          1.4      For purposes of Sections 1.1 and 1.3, the Company or its designee shall be the agent of the Fund for the limited purpose of receipt of purchase and redemption orders from the Account and receipt by such designee shall constitute receipt by the Fund; provided that the Company receives the order on any Business Day by 4:00 p.m. EST or such other time that the NYSE is open until (Trade Date) and the Fund or its agent receives notice of such order by 7:30 a.m. E.S.T. on the next following Business Day (Trade Date + 1). “Business Day” shall mean any day on which the NYSE is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.

          1.5      The Company agrees to purchase and redeem the shares of each Fund offered by the then current prospectus of the Fund and in accordance with the provisions of such prospectus. Notwithstanding the foregoing, the Company’s obligations with respect to frequent trading are governing by the following: at such time as Rule 22c-2 under the 1940 Act becomes effective, the Company agrees to provide, promptly but in any event no later than five (5) Business Days or as otherwise agreed to by the parties, after receipt of a request by Underwriter, the taxpayer identification number (and name or other identifier (including broker identification number) of any investment professional(s) associated with the Account) of all customers that purchased, redeemed, transferred, or exchanged shares of the Fund held through a Contract with the Company, and the number of shares of the Fund, dollar value and dates of such purchases, transfers, and exchanges. Additionally, upon the Fund’s or the Underwriter’s request, the Company agrees to the extent permitted by applicable law, to restrict or prohibit further purchases or exchanges of shares of the Fund held through a Contract by a Contract owner who has been identified by Underwriter as having engaged in transactions of Fund shares held through a Contract (directly or indirectly through the Company’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund. Such restriction shall be executed as soon as reasonably practicable, but not later than five (5) Business Days after receipt of the instructions. Company agrees to provide confirmation that the instructions have been executed as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed. The Fund, Adviser and Underwriter agree not to use any information received for marketing or any other similar purpose without the Company’s prior written consent.

          1.6      The Company shall pay for Fund shares on the next Business Day after an order to purchase Fund shares is received (Trade Date + 1). Payment shall be in federal funds transmitted by wire to the Fund by 4:00 p.m. E.S.T. time. The Company will use National Securities Clearing Corporation (“NSCC”) to communicate to the Fund or its agent, the purchases and redemptions of shares of the Fund and will establish for the Company an omnibus account to hold the shares of the respective Fund(s). If the Company reasonably believes that it will not be able to submit orders to the Fund or its agent by Fund/SERV on Trade Date + 1 (received by the Fund or its agent at approximately 7:30 a.m. E.S.T.), the Company shall call the Fund’s or its agent’s NSCC Services Unit at no later than 9:30 a.m. on Trade Date + 1 to provide the orders that cannot be transmitted via Fund/SERV. All such orders shall be aggregated and provided as a net purchase or redemption order by Fund. If possible and agreed to by the Fund, the Company shall submit such net orders via NSCC Cycle 12 (received by the Fund or its agent at approximately 10:00 a.m. E.S.T.); otherwise, the Company shall submit such net orders via facsimile not later than 10:00 a.m. E.S.T. on Trade Date + 1. If payment in federal funds for any purchase is not received or is received by the Fund after 4:00 p.m. E.S.T. on such Business Day, the Company shall promptly, upon the Fund’s request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. If the Fund does not receive the funds by the designated time the Underwriter reserves the right to cancel the purchase and the Company will be responsible for any losses incurred. Underwriter or its agent will transmit proceeds for redemption requests by 1:00 p.m. on Trade Date + 1; provided, however, Underwriter or its agent reserves the right to settle redemption transactions within the time period set forth in the applicable Fund’s then-current prospectus.

          1.7      Issuance and transfer of the Fund’s shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

          1.8      The Fund shall furnish notice as soon as reasonably practicable to the Company of any income, dividends or capital gain distributions payable on the Fund’s shares. The Company on its behalf and on behalf of the Account hereby elects to receive via Fund/SERV all such income, dividends, and capital gain distributions as are payable on Fund shares in additional shares of such Funds. The Company on its behalf and on behalf of the Account reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

          1.9      The Fund shall make the net asset value per share for each Fund available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. E.S.T.) and shall use its best efforts to make such net asset value per share available by 7:00 p.m. E.S.T. Any material error in the calculation or reporting of the closing net asset value per Share shall be reported immediately upon discovery to the Company. Any corrections to underlying Contract owner accounts and any expenses incurred by the Company in correcting such errors shall be made pursuant to Schedule B.

          1.10    The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund’s shares may be sold to other investors and the cash value of the Contracts may be invested in other investment companies.

ARTICLE II. Representations and Warranties

          2.1      The Company represents and warrants that the Contracts and any certificates thereunder are, or prior to issuance will be, registered under the Securities Act of 1933 (“1933 Act”). The Company further represents and warrants that the Contracts and any certificates thereunder will be issued and sold in compliance in all material respects with all applicable federal and state securities and insurance laws. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law, that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under New York insurance laws, and that it has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

          2.2      The Underwriter agrees to cooperate, to the extent practical, with the Company in order to enable it to comply with any applicable state insurance laws or regulations (including the furnishing of information not otherwise available to the Company which is required by state insurance law to enable the Company to obtain the authority needed to issue the Contracts in any applicable state, and including cooperating with the Company in any filings of sales literature for the Contracts), to the extent notified thereof in writing by the Company; provided, however, that the Underwriter makes no representations as to whether any aspect of the Fund’s operations, including but not limited to, investment policies, fees, and expenses, complies with the insurance and other applicable laws of the various states.

          2.3      The Adviser represents and warrants that the Fund is lawfully organized and validly existing under the laws of the State of Maryland and the Fund does and will comply in all material respects with the 1940 Act. The Adviser further represents and warrants that the Fund is or prior to the date of this Agreement will be qualified as a Regulated Investment Company under Subchapter M of the Code, and that the Fund will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that the Fund has ceased to so qualify or that it might not so qualify in the future.

          2.4.      The Adviser and Underwriter represent and warrant that Shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with applicable state and federal securities laws and that the Fund is and shall remain registered under the 1940 Act. The Adviser shall amend the registration statement for the Fund’s shares under the 1933 Act and the 1940 Act from time to time as required in order to affect the continuous offering of the Fund’s shares.

          2.5      The Underwriter represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. The Underwriter further represents that it will sell and distribute the Fund shares in accordance with the laws of the State of Maryland and any applicable state and federal securities laws.

          2.6      The Adviser represents and warrants that it is a registered investment adviser with the SEC.

          2.7      The Underwriter represents and warrants that all of its directors, officers, employees, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

ARTICLE III. Voting and Proxy Statements

          3.1      The Underwriter at its expense, shall provide the Company with copies of its proxy material, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners.

          3.2      The Underwriter will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Fund to enable it to solicit instructions from Contract owners, to the extent required by law. The Underwriter will work with the Company so as to enable the Company to solicit proxies from Contract owners in an orderly manner.

ARTICLE IV. Sales Material and Information

          4.1      The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus or SAI for the Fund shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by the Underwriter, except with the permission of the Fund or the Underwriter or the designee of either. In cases requiring such permission, the Company shall furnish, or shall cause to be furnished, to the Underwriter each piece of sales literature or other promotional material that it develops or uses and in which the Fund is named at least ten (10) calendar days prior to its use. No such material shall be used if the Underwriter reasonably objects to such use within five (5) calendar days after receipt of such material.

          4.2      The Adviser will provide to the Company at least one complete copy of all prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials, and all amendments to any of the above, that relate to the Fund or its shares, promptly after the filing of such document(s) with the SEC or other regulatory authorities. Upon request, the Adviser will provide a copy of all registration statements, profiles, applications for exemptions and requests for no action letters. The Adviser will provide the Company with as much notice as is reasonably practicable of any material change in the Fund’s registration statement, particularly any change resulting in a change to the registration statement or prospectus for any Account. The Fund will work with the Company so as to enable the Company to make changes to its prospectus or registration statement, in an orderly manner.

          4.3      The Underwriter or its designee shall furnish, or shall cause to be furnished, to the Company, each piece of sales literature or other promotional material that it develops or uses and in which the Company, and/or its Account, is named at least fifteen calendar days prior to its use. No such material shall be used if the Company reasonably objects to such use within fifteen calendar days after receipt of such material. The Company reserves the right to reasonably object to the continued use of such material and no such material shall be used if the Company so objects.

          4.4      The Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, the Contracts, or any certificates thereunder other than the information or representations contained in the Contracts or any certificates thereunder, as such may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

          4.5(a). The Underwriter will provide prospectuses statements of additional information and shareholder reports for the Funds in such quantities and at such times as the Company requests. If requested by the Company in lieu thereof, the Underwriter shall provide such documentation (including a final copy of the new prospectus on diskette at the Fund’s or Underwriter’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus for the Contracts and the Fund’s prospectus printed together in one document (such printing of the Fund’s prospectus and profiles for existing Contract owners to be at the Fund’s or Underwriter’s expense). With respect to any prospectuses and shareholder reports for the Funds that are printed in combination with any one or more Contract prospectus (the “Booklet”), the costs of printing Booklets for distribution to existing Contract owners shall be prorated to and reimbursed by the Fund based on (a) the ratio of the number of pages of the prospectuses for the Funds included in the Booklet to the number of pages in the Booklet as a whole; and (b) the ratio of the number of Contract owners with Contract value allocated to the Funds to the total number of Contract owners; provided, however that the Company shall bear all printing expenses of such combined documents where used for distribution to prospective purchasers or to owners of existing Contracts not funded by the Funds. The Fund may request a statement from the Company showing how the printing expenses were prorated and the number of Contract owners with Contract value allocated to the Fund. The Fund’s prospectus shall state that the current Statement of Additional Information (“SAI”) for the Fund is available. The Fund shall provide the Company with information regarding the Fund’s expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive document relating to a Contract.

          4.5(b). The Company shall be solely responsible for the timely delivery to Contract owners of (i) Fund prospectuses, including all annual revised copies of the prospectus and other revisions, to Contract owners invested in the Fund, (ii) semi-annual and annual shareholder reports and (iii) proxy material, as required by applicable law. The Company shall send a Statement of Additional Information (“SAI”), as requested by a Contract owner, within 3 business days of the receipt of Contract owner request.

          4.6      The Company will provide to the Underwriter at least one complete copy of all reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, if any, and all amendments to any of the above, that relate to the Funds.

          4.7      For purposes of this Article IV, the phrase “sales literature and other promotional materials” includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Funds.

ARTICLE V. Fees and Expenses

          5.1      The Underwriter shall pay no fee or other compensation to the Company under this Agreement. All expenses incident to performance by the Underwriter under this Agreement shall be paid by the Underwriter.

          5.2      All expenses incident to performance by the Company under this Agreement shall be paid by the Company.

ARTICLE VI. Indemnification

          6.1      Indemnification By the Company

                     6.1(a). The Company agrees to indemnify and hold harmless the Fund and the Underwriter and each of their officers and directors and each person, if any, who controls the Fund or the Underwriter within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 6.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements that arise out of or relate to the representations and warranties of the Company contained in this Agreement or arise out of or relate to the negligent act or omission in the performance of the duties and obligations of the Company under this Agreement, or which arise out of the Company’s bad faith or willful misconduct, as limited by and in accordance with the provisions of Sections 6.1(b) and 6.1(c) hereof.

                     6.1(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

                     6.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                    6.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Account but only to the extent such litigation or proceedings relate to the underlying Fund.

          6.2      Indemnification by the Underwriter and the Adviser

                    6.2(a). The Underwriter and the Adviser each agree to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 6.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter or the Adviser, as applicable) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements that:

(i)      arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or profile or prospectus or SAI or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or the Fund by or on behalf of the Company for use in the registration statement, profile, prospectus or SAI for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)     arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature for the Contracts not supplied by the Underwriter or persons under their control) or wrongful conduct of the Adviser or the Underwriter or persons under their control, with respect to the sale or distribution of Fund shares; or

(iii)    arise out of or relate to the representations and warranties of the Underwriter or the Adviser contained in this Agreement; or

(iv)    arise out of or relate to the negligent act or omission in the performance of duties and obligations of the Underwriter or the Adviser under this Agreement, or which arise out of the Underwriter’s or the Adviser’s bad faith or willful misconduct;

as limited by and in accordance with the provisions of Sections 6.2(b) and 6.2(c) hereof.

                    6.2(b). Neither the Underwriter nor the Adviser shall be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance or such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

                     6.2(c). Neither the Underwriter nor the Adviser shall be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter and/or the Adviser, as applicable, in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter and/or the Adviser, as applicable, of any such claim shall not relieve the Underwriter or the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Party, each of the Underwriter and/or the Adviser will be entitled to participate, at its own expense, in the defense thereof. Each of the Underwriter and/or the Adviser also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Underwriter and/or the Adviser to such party of the Underwriter’s and/or the Adviser’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and neither the Underwriter nor the Adviser will be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                    6.2(d). The Company agrees promptly to notify the Underwriter and/or the Adviser, as applicable, of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account but only to the extent such litigation or proceedings relate to the underlying Fund.

ARTICLE VII. Applicable Law

          7.1      This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

          7.2      This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE VIII. Termination

8.1	This Agreement shall continue in full force and effect until the first to occur of:

	(a)	termination by any party, for any reason with respect to some or all Funds, by 120 days advance written notice delivered to the other party; or

(b)
termination by the Company by written notice to the Underwriter in the event any of the Fund’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(c)
termination by the Underwriter in the event that formal administrative proceedings are instituted against the Company by the NASD, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts or certificates, the operation of any Account, or the purchase of the Fund shares; provided, however, that the Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(d)
termination by the Company in the event that formal administrative proceedings are instituted against the Fund or Underwriter by the NASD, the SEC, or any state securities or insurance department or any other regulatory body, provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Underwriter to perform its obligations under this Agreement; or

(e)
termination by the Company by written notice to the Underwriter with respect to any Fund in the event that such Fund ceases to qualify as a Regulated Investment Company under Subchapter M or if the Company reasonably believes that such Fund may fail to so qualify; or

(f)
termination by the Underwriter by written notice to the Company in the event that the Contract fails to meet the qualifications specified in Section 2.1 hereof, or if the Underwriter reasonably believes that the Contract may fail to so qualify; or

(g)
termination by the Underwriter by written notice to the Company, if the Underwriter shall determine, in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(h)
termination by the Company by written notice to the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Underwriter, the Fund or the Adviser has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

          8.2      Notwithstanding any termination of this Agreement, the Underwriter shall, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, the owners of the Existing Contracts may be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 8.2 shall not apply to any termination under Section 8.1(g) of this Agreement.

          8.3      Notwithstanding any termination of this Agreement, each party’s obligation under Article VI to indemnify the other parties shall survive.

ARTICLE IX. Notices

          Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Company:

Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017
Attention: Edward Van Dolsen, Executive Vice President

If to Underwriter or Adviser, as applicable:

Laura Chasney, Esq.
T. Rowe Price Investment Services, Inc.
100 East Pratt St
Baltimore, Maryland 21202

ARTICLE X. Miscellaneous

          10.1    Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain.

          10.2    The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

          10.3    This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

          10.4    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

          10.5    Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

          10.6    The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

          10.7    This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date specified below.

COMPANY:	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA, ON BEHALF OF
ITSELF AND EACH SEGREGATED ASSET ACCOUNT
SET FORTH ON SCHEDULE A
By its authorized officer

By:
Date:

UNDERWRITER:	T. ROWE PRICE INVESTMENT SERVICES, INC.
By its authorized officer

By:
Title:
Date:

ADVISER:	T. ROWE PRICE ASSOCIATES, INC.
By its authorized officer

By:
Title:
Date:

SCHEDULE A

Separate Accounts of the Company

Separate Accounts	Funds	Ticker Symbol
TIAA Separate Account	T. Rowe Price Institutional	TRLGX
VA-3	Large Cap Growth Fund

Dated: _________, 2006

SCHEDULE B
Contract Owner Losses Caused by Pricing Errors

In the event the Fund provides a materially incorrect price for the Fund, through no fault of the Company, the Underwriter will adjust the account with the Fund on a net basis to correct the shares in the account. The materiality of an incorrect price will be determined with reference to applicable SEC guidance. The Company shall adjust all Contract owners’ accounts effected by the pricing error and such loss incurred by those Contract owners owed additional shares shall be offset by the gain in Contract owners accounts who received excess shares. Upon receipt of appropriate documentation verifying such losses, the Underwriter shall reimburse the account with the appropriate number of additional shares or make a cash payment to the Company. Should the Company fail to collect overpayments made to those Contract owners who received distributions with a gain, the Company agrees to subrogate its claim against such Contract owner to the Fund, the Underwriter or its affiliate. Any net gains calculated after Contract owner adjustments will be returned by the Company to the Underwriter.

Compensating the Company for its Expenses. The Underwriter shall promptly pay for systems and out of pocket costs up to $10,000 for each pricing error occurrence; provided, the Company provides a full accounting of expenses and uses its best efforts to mitigate all expenses.